Exhibit 99.2

February 25, 2021

Fellow Shareholders:

On January 12, we announced preliminary results for the fourth quarter 2020 that substantially exceeded the original guidance we provided back in November. Today, we're pleased to produce formal results that further exceed those revised ranges on all three metrics for which we provide guidance.

As previously discussed, much of the fourth quarter outperformance was driven by remarkable strength in our Home segment as demand from our network of mortgage lenders has heated up, a trend that is persisting into the new year. Insurance once again grew revenue more than 20%, and that business continues to diversify both within the auto market and into adjacent categories. And the recovery in our Consumer segment, which was most impacted by the pandemic, gained momentum throughout the fourth quarter.

2020 was a year unlike any other. The pandemic wrought havoc on public health and safety. It brought massive unemployment and economic strain, in part countered by unprecedented fiscal and monetary policy. We've seen far-reaching changes in the way people live, work, and consume. While the past year has presented many challenges, it has also created great opportunity.

Despite headwinds to certain of our businesses in 2020, we were fortunate to maintain a healthy and productive workforce along with a strong balance sheet and sustained positive cash flows. This enabled us to remain focused on execution - serving our customers and partners - without losing sight of our broader strategic objectives around innovation and scale.

As we head into 2021, we have a broad array of strategic initiatives outlined that all serve to accomplish the greater objectives of growing, engaging, and delighting our customers while serving our partners in a more integrated and automated fashion.

A summary of our fourth quarter results and future outlook follow below.

Q4.2020	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2019	2020				Y/Y
	Q4	Q1	Q2	Q3	Q4	% Change

Total revenue	$255.2	$283.1	$184.3	$220.3	$222.3	(13)%

Income (loss) before income taxes	$4.5	$15.9	$(12.5)	$(32.7)	$(13.2)	(393)%
Income tax (expense) benefit	$(3.1)	$3.1	$3.9	$7.9	5.1	(265)%
Net income (loss) from continuing operations	$1.5	$19.0	$(8.6)	$(24.8)	$(8.1)	(640)%
Net income (loss) from continuing operations % of revenue	1%	7%	(5)%	(11)%	(4)%

Income (loss) per share from continuing operations
Basic	$0.11	$1.46	$(0.66)	$(1.90)	$(0.62)	(664)%
Diluted	$0.10	$1.34	$(0.66)	$(1.90)	$(0.62)	(720)%

Variable marketing margin
Total revenue	$255.2	$283.1	$184.3	$220.3	$222.3	(13)%
Variable marketing expense (1) (2)	$(161.4)	$(184.9)	$(101.8)	$(142.2)	$(140.0)	(13)%
Variable marketing margin (2)	$93.8	$98.2	$82.5	$78.1	$82.3	(12)%
Variable marketing margin % of revenue (2)	37%	35%	45%	35%	37%

Adjusted EBITDA (2)	$45.9	$44.9	$30.8	$21.7	$26.3	(43)%
Adjusted EBITDA % of revenue (2)	18%	16%	17%	10%	12%

Adjusted net income (loss) (2)	$16.3	$17.1	$6.4	$(3.4)	$1.8	(89)%

Adjusted net income (loss) per share (2)	$1.12	$1.20	$0.46	$(0.26)	$0.13	(88)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Also includes the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q4.2020	2

Q4 2020 CONSOLIDATED RESULTS

Consolidated revenue of $222.3 million exceeded the high-end of our original guidance by $7 million, largely reflecting the strength in Home and accelerating recovery in Consumer. Total revenue also grew sequentially versus the third quarter, which is atypical of historic seasonal trends and provides further evidence of the ramping health in our Consumer segment.

Variable Marketing Margin ("VMM") of $82.3 million, which also surpassed our original guidance, grew 5% sequentially and improved to 37% as a percent of revenue, reflecting stronger margins in Home.

Adjusted EBITDA of $26.3 million exceeded the high-end of our original guidance by $8 million as VMM improved and we observed favorability in certain operating expenses relative to our initial outlook.

On a GAAP basis, net loss from continuing operations was $8.1 million, or $0.62 per share, compared to net income from continuing operations of $1.5 million, or $0.10 per diluted share, in Q4 2019.

Adjusted net income of $1.8 million translates to $0.13 per share.

Q4.2020	3

SEGMENT RESULTS

(millions)	2019	2020				Y/Y
	Q4	Q1	Q2	Q3	Q4	% Change
Home (1)
Revenue	$65.5	$79.2	$74.1	$78.9	$88.8	36%
Segment profit	$26.9	$35.9	$38.7	$25.2	$32.3	20%
Segment profit % of revenue	41%	45%	52%	32%	36%

Consumer (2)
Revenue	$113.4	$119.9	$37.1	$48.4	$47.8	(58)%
Segment profit	$43.3	$43.1	$19.4	$21.6	$22.7	(48)%
Segment profit % of revenue	38%	36%	52%	45%	47%

Insurance (3)
Revenue	$70.9	$82.7	$72.9	$92.5	$85.6	21%
Segment profit	$28.0	$30.5	$30.1	$37.0	$33.4	19%
Segment profit % of revenue	39%	37%	41%	40%	39%

Other Category (4)
Revenue	$5.4	$1.2	$0.2	$0.5	$0.1	(98)%
(Loss) profit	$(0.1)	$(0.3)	$0.1	$—	$(0.4)	300%

Total
Revenue	$255.2	$283.1	$184.3	$220.3	$222.3	(13)%
Segment profit	$98.1	$109.2	$88.3	$83.8	$88.0	(10)%
Segment profit % of revenue	38%	39%	48%	38%	40%

Brand marketing expense (5)	$(4.2)	$(11.0)	$(5.8)	$(5.7)	$(5.7)	36%

Variable marketing margin	$93.8	$98.2	$82.5	$78.1	$82.3	(12)%
Variable marketing margin % of revenue	37%	35%	45%	35%	37%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans and lines of credit, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes revenue from the resale of online advertising space to third parties and revenue from home improvement referrals, and the related variable marketing and advertising expenses.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q4.2020	4

HOME

The Home segment continued its strong performance in 2020 with segment revenue of $88.8 million and growth accelerating to 36% year-over-year. With mortgage rates at historic lows, mortgage originations near all-time highs, and an extraordinary margin backdrop, mortgage lenders are clamoring to take advantage of this incredible environment. Fortunately, as many lenders add capacity to their operations, they have been increasingly turning to LendingTree to help fuel their growth.

Increased capacity and competition among lenders on our network drove growth in mortgage revenue per lead of 35% over the prior year which, in addition to inquiry volume up 15%, amounted to revenue in our core mortgage products of $81.5 million, year-over-year growth of 51%. As monetization has improved in mortgage, so has the margin profile of our Home segment. Home segment profit of $32.3 million improved to 36% of revenue in Q4 vs 32% in Q3.

We continue to view our leading position in mortgage as a key point of competitive differentiation. Mortgage is a large, under-penetrated market that is still in the early stages of the shift to digital fulfillment, and that shift has only accelerated throughout the last twelve months. Our brand, history, and deep lender relationships provide defensible moats, and we are well positioned to not only benefit from, but help drive the accelerating shift to seamless price discovery and digital fulfillment.

CONSUMER

We are truly encouraged by the progress we are seeing across our Consumer businesses as we exit the year and many partners are renewing their perspectives on marketing investments and origination growth. Our three most prominent businesses within the Consumer segment, and those that have been most impacted by the events of 2020, are credit cards, personal loans, and small business loans.

Our credit card category, in particular, is recovering remarkably well. Revenue of $11.9 million in Q4 was up 78% sequentially over Q3 as issuers began to re-open budgets and increase payouts overall. The card business is an incredibly important one for most issuing banks and one that we're confident they will continue to lean into as we see sustained signs of increasing consumer health and spending.

Personal loans revenue of $13.7 million also grew quarter-over-quarter during a fourth quarter where we typically see seasonal declines. While the lender appetite in this category continues to recover, consumer behavior remains a challenge. As many consumers have looked to de-risk their own personal balance sheets over the past nine months, the aggregate demand for unsecured loans among consumers has slowed. We continue to view this market with optimism over the medium to long-term and see a large runway for growth, but the near-term dynamics remain a bit uncertain.

Small business loans also showed robust recovery trends in Q4, growing 129% over Q3 as more businesses open back up and lenders move off the sidelines.

Q4.2020	5

We believe strongly that each of these markets will return to 2019 levels and better in the years to come. However, we acknowledge that the speed of recovery in these key categories will be a key determinant of our financial performance in 2021 and forecasting the trajectory of that recovery remains challenging.

INSURANCE

Insurance continued its strong and steady performance in the fourth quarter, producing revenue of $85.6 million, up 21% year-over-year, and segment profit of $33.4 million, up 19%.

Our team is consistently innovating and finding new ways to diversify and grow our market presence across this massive ecosystem.

Last quarter, we called out the publisher platform which enables third-party content producers to monetize traffic via QuoteWizard's distribution network. Contribution from that platform continued to grow, as the number of publishers eclipsed 100 and revenue more than doubled from the same period last year. We also noted the build out of our in-house agency to serve property and casualty clients, which we accomplished in a matter of months. While the contribution from that offering remains small at this early stage, the unit economics are promising and we intend to scale the number of licensed agents and the geographic footprint materially throughout 2021.

Also in the P&C category, we launched a pilot product in January that provides auto dealers with the ability to offer an app-based insurance shopping solution to prospective car buyers at the time of purchase.

In addition to auto and home, our health and Medicare businesses continue to scale. Revenue from our health insurance offerings, which represented 10% of total insurance revenue in Q4, grew 55% compared to the prior year. And Medicare, a business we began building out in 2020, showed significant promise during our first open-enrollment period in the quarter. We believe there is tremendous opportunity in this category, and we intend to continue investing in its growth over the coming years.

My LENDINGTREE

My LendingTree remains integral to our ongoing efforts to build a comprehensive and engaging financial management tool for consumers.

The value proposition of My LendingTree has evolved a great deal throughout the course of the last year. We entered 2020 with a solution primarily focused on credit improvement and savings recommendations, each of which are critically important as users aim to improve their financial lives. However, we enter 2021 with a platform that is capable of those things and much more.

Q4.2020	6

In the early part of the year, we completed a redesign of the platform to enable us to provide users with greater awareness of their ongoing cash flows and set the foundation to enable greater insight into their financial futures. And with the Plaid integration announced last fall, we further extend our capabilities into helping customers analyze their day-to-day spending habits, ultimately the root of their financial success.

Additionally, while user metrics were partly depressed throughout much of 2020 due to reduced volumes in key products like personal loans, we saw a resurgence in new user growth in the fourth quarter. Our syndication of the platform with key partners like H&R Block and others is increasing visibility among consumers, and in Q4, we added more than 800 thousand new users, bringing the cumulative total to 16.6 million.

These increasing partnerships, in addition to direct paid marketing and better leveraging our marketplace traffic, are a central focus in our efforts to scale the My LendingTree user base in 2021.

(millions)	2019	2020				Y/Y
My LendingTree	Q4	Q1	Q2	Q3	Q4	% Change

Cumulative Sign-ups (at quarter-end)	13.8	14.7	15.2	15.7	16.6	20%

Revenue Contribution	$20.2	$18.7	$9.1	$9.6	$9.8	(51)%
% of total revenue	7.9%	6.6%	4.9%	4.4%	4.4%

BALANCE SHEET & CASH FLOW

We ended the quarter with $170 million of cash on hand and our $500 million revolver remains fully undrawn.

FINANCIAL OUTLOOK*

Today we are issuing an outlook for the first quarter 2021. While we have debated issuing guidance for full-year 2021; ultimately, the same rationale behind our decision to withdraw full-year guidance last April still applies, and we are not issuing full-year guidance at this time. There remains a great deal of uncertainty with respect to the speed of economic recovery and the confidence with which our partners will allocate increasing budget to us.

As one measure of health and recovery, we frequently look at revenue scale in each of our businesses today relative to February 2020, before the effects of COVID-19 were felt. And while each of our Home and Insurance segments are materially better today, the key businesses within our Consumer segment remain at less than half of the pre-pandemic levels. For example, credit card revenue in the month of January was 42% of February 2020 levels, while personal loans revenue was 41% of its February 2020 total. While these

Q4.2020	7

businesses have made terrific progress from the lows of mid-2020 as previously discussed, it is important to recognize that much of their recovery remains in front of us. Despite that, and because of our strength in Home and Insurance, our total company revenue guidance for Q1 2020 implies a year-over-year decline of just 6% at the mid-point. We are thrilled with the advances we have made over the last year, and we look forward to resuming year-on-year growth at the company level as 2021 progresses.

Our guidance for Q1 reflects continued acceleration in Home and strength in Insurance, while our assumptions for Consumer remain appropriately conservative. In terms of Variable Marketing Margin, we assume some contraction in VMM% in both Home and Consumer as we spend more aggressively to fulfill increasing lender demand. And Adjusted EBITDA guidance reflects increasing operating expenses quarter-over-quarter as is typical in the first quarter due to increased staffing and the timing of certain employee benefit-related expenses.

Q1 2021 Outlook:

▪	Revenue: $260 - $270 million

▪	Variable Marketing Margin: $80 - $85 million

▪	Adjusted EBITDA: $20 - $25 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

While 2020 was certainly a challenging year in many respects, we're incredibly proud of how we've come together as a company and navigated those challenges to minimize the disruption to our business. Our diversified business model has once again enabled us to withstand turbulence in the markets around us, and we are stronger for it.

In closing, we are pleased with the ramping momentum we see as we enter the new year with a clear vision and strategy and the energy to execute against them.

Thank you for your continued support.

Sincerely,

Doug Lebda

Chairman & CEO

Q4.2020	8

J.D. Moriarty

CFO

LendingTree, Inc.

Investor Relations: Trent Ziegler trent.ziegler@lendingtree.com 704.943.8294	Media Relations: Megan Greuling megan.greuling@lendingtree.com 704.943.8208

Q4.2020	9

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per share amounts)
Revenue	$222,329	$255,187	$909,990	$1,106,603
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	13,558	16,728	54,494	68,379
Selling and marketing expense (1)	153,275	167,842	617,404	735,180
General and administrative expense (1)	34,825	27,456	129,101	116,847
Product development (1)	10,384	9,412	43,636	39,953
Depreciation	3,738	3,261	14,201	10,998
Amortization of intangibles	12,475	13,756	53,078	55,241
Change in fair value of contingent consideration	(2,384)	7,181	5,327	28,402
Severance	105	390	295	1,026
Litigation settlements and contingencies	40	140	(943)	(151)
Total costs and expenses	226,016	246,166	916,593	1,055,875
Operating (loss) income	(3,687)	9,021	(6,603)	50,728
Other (expense) income, net:
Interest expense, net	(9,894)	(4,863)	(36,300)	(20,271)
Other income	369	381	376	524
(Loss) income before income taxes	(13,212)	4,539	(42,527)	30,981
Income tax benefit (expense)	5,095	(3,073)	19,961	8,479
Net (loss) income from continuing operations	(8,117)	1,466	(22,566)	39,460
(Loss) income from discontinued operations, net of tax	(139)	392	(25,689)	(21,632)
Net (loss) income and comprehensive (loss) income	$(8,256)	$1,858	$(48,255)	$17,828

Weighted average shares outstanding:
Basic	13,051	12,921	13,007	12,834
Diluted	13,051	14,580	13,007	14,619
(Loss) income per share from continuing operations:
Basic	$(0.62)	$0.11	$(1.73)	$3.07
Diluted	$(0.62)	$0.10	$(1.73)	$2.70
(Loss) income per share from discontinued operations:
Basic	$(0.01)	$0.03	$(1.98)	$(1.69)
Diluted	$(0.01)	$0.03	$(1.98)	$(1.48)
Net (loss) income per share:
Basic	$(0.63)	$0.14	$(3.71)	$1.39
Diluted	$(0.63)	$0.13	$(3.71)	$1.22

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$372	$197	$1,319	$755
Selling and marketing expense	1,809	918	6,240	5,785
General and administrative expense	10,442	8,643	39,650	39,177
Product development	1,874	1,577	6,524	6,450

Q4.2020	10

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2020	December 31, 2019
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$169,932	$60,243
Restricted cash and cash equivalents	117	96
Accounts receivable, net	89,841	113,487
Prepaid and other current assets	27,949	15,516
Current assets of discontinued operations	8,570	84
Total current assets	296,409	189,426
Property and equipment, net	62,381	31,363
Operating lease right-of-use assets	84,109	25,519
Goodwill	420,139	420,139
Intangible assets, net	128,502	181,580
Deferred income tax assets	96,224	87,664
Equity investment	80,000	—
Other non-current assets	5,334	4,330
Non-current assets of discontinued operations	15,892	7,948
Total assets	$1,188,990	$947,969

LIABILITIES:
Revolving credit facility	$—	$75,000
Accounts payable, trade	10,111	2,873
Accrued expenses and other current liabilities	101,196	112,755
Current contingent consideration	—	9,028
Current liabilities of discontinued operations	536	31,050
Total current liabilities	111,843	230,706
Long-term debt	611,412	264,391
Operating lease liabilities	92,363	21,358
Non-current contingent consideration	8,249	24,436
Other non-current liabilities	362	4,752
Total liabilities	824,229	545,643

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 15,766,193 and 15,676,819 shares issued, respectively, and 13,124,875 and 13,035,501 shares outstanding, respectively	158	157
Additional paid-in capital	1,188,673	1,177,984
Accumulated deficit	(640,909)	(592,654)
Treasury stock; 2,641,318 shares	(183,161)	(183,161)
Total shareholders' equity	364,761	402,326
Total liabilities and shareholders' equity	$1,188,990	$947,969

Q4.2020	11

LENDINGTREE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) income and comprehensive (loss) income	$(48,255)	$17,828	$96,499
Less: Loss from discontinued operations, net of tax	25,689	21,632	12,820
(Loss) income from continuing operations	(22,566)	39,460	109,319
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss (gain) on impairments and disposal of assets	1,160	(695)	2,210
Amortization of intangibles	53,078	55,241	23,468
Depreciation	14,201	10,998	7,385
Rental amortization of intangibles and depreciation	—	—	630
Non-cash compensation expense	53,733	52,167	44,365
Deferred income taxes	(9,628)	(8,555)	(63,901)
Change in fair value of contingent consideration	5,327	28,402	10,788
Bad debt expense	1,785	1,697	880
Amortization of debt issuance costs	3,474	1,974	1,776
Write-off of previously-capitalized debt issuance costs	—	333	—
Amortization of convertible debt discount	19,570	12,016	11,397
Loss on extinguishment of debt	7,768	—	—
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	8,888	213	—
Changes in current assets and liabilities:
Accounts receivable	21,861	(22,457)	(16,820)
Prepaid and other current assets	(952)	(3,258)	(2,985)
Accounts payable, accrued expenses and other current liabilities	(8,013)	(2,322)	14,270
Current contingent consideration	(25,787)	(12,500)	(21,912)
Income taxes receivable	(10,598)	4,548	3,669
Other, net	(2,002)	(88)	(591)
Net cash provided by operating activities attributable to continuing operations	111,299	157,174	123,948
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(42,149)	(20,041)	(14,907)
Proceeds from the sale of fixed assets	—	24,077	—
Equity investment	(80,000)	—	—
Acquisition of ValuePenguin, net of cash acquired	—	(105,578)	—
Acquisition of QuoteWizard, net of cash acquired	—	482	(297,072)
Acquisition of Student Loan Hero, net of cash acquired	—	—	(59,483)
Acquisition of Ovation, net of cash acquired	—	—	(11,566)
Acquisition of SnapCap	—	—	(10)
Net cash used in investing activities attributable to continuing operations	(122,149)	(101,060)	(383,038)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(3,910)	(8,406)	2,217
Proceeds from the issuance of 0.50% Convertible Senior Notes	575,000	—	—
Repurchase of 0.625% Convertible Senior Notes	(233,862)	—	—
Payment of convertible note hedge on the 0.50% Convertible Senior Notes	(124,200)	—	—
Termination of convertible note hedge on the 0.625% Convertible Senior Notes	109,881	—	—
Proceeds from the sale of warrants related to the 0.50% Convertible Senior Notes	61,180	—	—
Termination of warrants related to the 0.625% Convertible Senior Notes	(94,292)	—	—
Net (repayment of) proceeds from revolving credit facility	(75,000)	(50,000)	125,000
Payment of debt issuance costs	(16,568)	(2,518)	(583)
Contingent consideration payments	(4,755)	(21,275)	(27,588)
Purchase of treasury stock	—	(5,470)	(93,704)
Acquisition of noncontrolling interest	—	—	(499)

Q4.2020	12

Other financing activities	(184)	(9)	—
Net cash provided by (used in) financing activities attributable to continuing operations	193,290	(87,678)	4,843
Total cash provided by (used in) continuing operations	182,440	(31,564)	(254,247)
Discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(72,730)	(13,255)	(13,236)
Total cash used in discontinued operations	(72,730)	(13,255)	(13,236)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	109,710	(44,819)	(267,483)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	60,339	105,158	372,641
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$170,049	$60,339	$105,158

Non-cash investing activities:
Increase (decrease) in capital expenditures included in accounts payable and accrued expenses	$4,196	$(946)	$2,246
Capital additions from tenant improvement allowance	—	1,111	—
Supplemental cash flow information:
Interest paid	$4,741	$7,005	$3,593
Income tax payments	561	25	541
Income tax refunds	60	4,743	5,678

Q4.2020	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands)
Selling and marketing expense	$167,842	$195,538	$113,921	$154,670	$153,275
Non-variable selling and marketing expense (1)	(11,036)	(11,772)	(12,091)	(12,541)	(13,248)
Cost of advertising re-sold to third parties (2)	4,557	1,086	—	—	—
Variable marketing expense	$161,363	$184,852	$101,830	$142,129	$140,027

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.
(2)	Represents the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs, and personnel-related expenses.

Q4.2020	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss) from continuing operations to variable marketing margin and net income (loss) from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands, except percentages)
Net income (loss) from continuing operations	$1,466	$18,976	$(8,616)	$(24,809)	$(8,117)
Net income (loss) from continuing operations % of revenue	1%	7%	(5)%	(11)%	(4)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	16,728	14,252	13,464	13,220	13,558
Cost of advertising re-sold to third parties (1)	(4,557)	(1,086)	—	—	—
Non-variable selling and marketing expense (2)	11,036	11,772	12,091	12,541	13,248
General and administrative expense	27,456	32,082	28,489	33,705	34,825
Product development	9,412	10,963	10,812	11,477	10,384
Depreciation	3,261	3,378	3,550	3,535	3,738
Amortization of intangibles	13,756	13,757	13,756	13,090	12,475
Change in fair value of contingent consideration	7,181	(8,122)	9,175	6,658	(2,384)
Severance	390	158	32	—	105
Litigation settlements and contingencies	140	329	(1,325)	13	40
Interest expense, net	4,863	4,834	4,955	16,617	9,894
Other income	(381)	—	(7)	—	(369)
Income tax expense (benefit)	3,073	(3,061)	(3,880)	(7,925)	(5,095)
Variable marketing margin	$93,824	$98,232	$82,496	$78,122	$82,302
Variable marketing margin % of revenue	37%	35%	45%	35%	37%

(1)	Represents the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs, and personnel-related expenses.
(2)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q4.2020	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss) from continuing operations to adjusted EBITDA and net income (loss) from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands, except percentages)
Net income (loss) from continuing operations	$1,466	$18,976	$(8,616)	$(24,809)	$(8,117)
Net income (loss) from continuing operations % of revenue	1%	7%	(5)%	(11)%	(4)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	13,756	13,757	13,756	13,090	12,475
Depreciation	3,261	3,378	3,550	3,535	3,738
Severance	390	158	32	—	105
Loss on impairments and disposal of assets	424	530	22	134	474
Non-cash compensation	11,335	11,917	13,158	14,161	14,497
Costs of secondary public offering	—	—	—	—	863
Change in fair value of contingent consideration	7,181	(8,122)	9,175	6,658	(2,384)
Acquisition expense	14	2,180	20	205	(188)
Litigation settlements and contingencies	140	329	(1,325)	13	40
Interest expense, net	4,863	4,834	4,955	16,617	9,894
Income tax expense (benefit)	3,073	(3,061)	(3,880)	(7,925)	(5,095)
Adjusted EBITDA	$45,903	$44,876	$30,847	$21,679	$26,302
Adjusted EBITDA % of revenue	18%	16%	17%	10%	12%

Q4.2020	16

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss) from continuing operations to adjusted net income (loss) and net income (loss) per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands, except per share amounts)
Net income (loss) from continuing operations	$1,466	$18,976	$(8,616)	$(24,809)	$(8,117)
Adjustments to reconcile to adjusted net income (loss):
Severance	390	158	32	—	105
Loss on impairments and disposal of assets	424	530	22	134	474
Non-cash compensation	11,335	11,917	13,158	14,161	14,497
Costs of secondary public offering	—	—	—	—	863
Change in fair value of contingent consideration	7,181	(8,122)	9,175	6,658	(2,384)
Acquisition expense	14	2,180	20	205	(188)
Litigation settlements and contingencies	140	329	(1,325)	13	40
Loss on extinguishment of debt	—	—	—	7,768	—
Income tax benefit from adjusted items	(4,087)	(1,760)	(5,357)	(7,361)	(3,402)
Excess tax benefit from stock-based compensation	(516)	(1,054)	(753)	(175)	(51)
Income tax benefit from CARES Act	—	(6,104)	—	—	—
Adjusted net income (loss)	$16,347	$17,050	$6,356	$(3,406)	$1,837

Net income (loss) per diluted share from continuing operations	$0.10	$1.34	$(0.66)	$(1.90)	$(0.62)
Adjustments to reconcile net income (loss) from continuing operations to adjusted net income (loss)	1.02	(0.14)	1.15	1.64	0.76
Adjustments to reconcile effect of dilutive securities	—	—	(0.03)	—	(0.01)
Adjusted net income (loss) per share	$1.12	$1.20	$0.46	$(0.26)	$0.13

Adjusted weighted average diluted shares outstanding	14,580	14,158	13,814	13,033	14,163
Effect of dilutive securities	—	—	830	—	1,112
Weighted average diluted shares outstanding	14,580	14,158	12,984	13,033	13,051
Effect of dilutive securities	1,659	1,201	—	—	—
Weighted average basic shares outstanding	12,921	12,957	12,984	13,033	13,051

Q4.2020	17

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing margin, including variable marketing expense

•	Variable marketing margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted net income

•	Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates

Q4.2020	18

the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, including the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income. When advertising inventory is re-sold to third parties, the proceeds of such transactions are included in revenue for the purposes of calculating variable marketing margin, and the costs of such re-sold advertising are included in cost of revenue in the company's consolidated statements of operations and consolidated income and are included in variable marketing expense for purposes of calculating variable marketing margin.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (7) gain/loss on extinguishment of debt, (8) one-time items, (9) the effects to income taxes of the aforementioned adjustments, and (10) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including

Q4.2020	19

quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $6.1 million income tax benefit from the CARES Act in Q1 2020 and the Q4 2020 expenses incurred in connection with a secondary public offering of our common stock by our largest shareholder, for which we did not receive any proceeds.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer

Q4.2020	20

information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2019, in our Form 10-Q for the period ended September 30, 2020, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q4.2020	21